Exhibit 99.1

For Immediate Release:

FELCOR ANNOUNCES CLOSING OF $200 MILLION TERM LOAN

•	Eliminates financial covenants
•	Increases liquidity
•	Extends maturities

          IRVING, Texas...June 15, 2009 – FelCor Lodging Trust Incorporated (NYSE: FCH) today announced that its wholly-owned subsidiaries closed a $200 million secured term loan. JPMorgan Securities Inc. was the lead arranger, and JPMorgan Chase Bank, N.A., is the administrative agent and provided a portion of the loan.  Proceeds of the new loan will be used for general corporate purposes, including repayment of outstanding obligations totaling $128 million under FelCor’s line of credit, which was terminated by the Company.

The new loan is non-recourse and secured by nine hotels, representing 2,331 guest rooms. The loan bears interest at LIBOR plus 350 basis points, has a 65 percent LTV ratio and, including both extension options, matures in 2013.

“We are pleased to have closed this loan in a very challenging environment. This transaction allows us to terminate our line of credit, thereby eliminating restrictive financial covenants and increasing our flexibility to encumber other hotels. Equally important, this new loan extends our maturity profile and provides additional liquidity in the form of cash on hand. We are now focused on refinancing debt maturing in 2010 and 2011,” said Andrew J. Welch, FelCor’s Executive Vice President and Chief Financial Officer.

FelCor, a real estate investment trust, is the nation’s largest owner of upper upscale, all-suite hotels. FelCor owns interests in 87 hotels and resorts, located in 23 states and Canada. FelCor’s portfolio consists mostly of upper upscale hotels, which are flagged under global brands such as Embassy Suites Hotels®, Doubletree®, Hilton®, Marriott®, Renaissance®, Sheraton®, Westin® and Holiday Inn®. Additional information can be found on the Company’s Web site at www.felcor.com.

Contact:

Stephen A. Schafer, Vice President, Strategic Planning & Investor Relations

(972) 444-4912	sschafer@felcor.com

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